Exhibit 10.96

Third Amendment
to the
DTE Energy Company Executive Supplemental Retirement Plan
(Amended and Restated Effective January 1, 2005)

Recitals

A.    DTE Energy Company (the “Company”) adopted the DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) (the “Plan”) to enable the Company to attract and retain executives.

B.    The Organization and Compensation Committee (the “Committee”) of the Company’s Board of Directors is authorized to amend the Plan.

C.    By a resolution properly adopted on February 3, 2016, the Committee amends the Plan to reflect changes in names of entities affiliated with the Company and to clarify ambiguous Plan provisions governing participants’ elections to change the form of distribution from the Plan so the provisions reflect the actual administration of the Plan.

Plan Amendment

The DTE Energy Company Executive Supplemental Retirement Plan (Amended and Restated Effective January 1, 2005) is amended as follows:

1.    Effective January 1, 2005, Section 6.04(b)(2)(B)(i) is replaced with the following:

(i)    The Participant’s election is filed with the Committee at least 12 months before the earliest date on which the distribution of the Post-2004 Benefit would begin under the Participant’s then-current distribution election;

(I)    For purposes of this Section 6.04(b)(2)(B)(i), the date the Participant terminates employment other than because of death is treated as “the earliest date on which distribution of the Post-2004 Benefit would begin” if the Participant has not filed a previous election under this Section 6.04(b)(2)(B) to change the form of distribution of the Post-2004 Benefit.

2.    Effective January 1, 2005, Paragraph (b)(2)(A) under “Payment Options – Post-2004 Benefit” in Appendix A, is replaced with the following:

(A)    The election is filed with the Committee at least 12 months before the earliest date on which the distribution of the Post-2004 Benefit would begin under the then-current distribution election;

(I)    For purposes of this Paragraph (b)(2)(A), the date the eligible employee terminates employment other than because of death is treated as “the earliest date on which distribution of the Post-2004 Benefit would begin” if the eligible employee has not filed a previous election under this Paragraph (b)(2) to change the form of distribution of the Post-2004 Benefit.

3.    Effective January 1, 2013, the following references in Appendix A to “The Detroit Edison Company” are replaced with “DTE Electric Company”:

a.    Title
b.    Preamble (two occurrences)
c.    Definition of “Company” (three occurrences)
d.    Definition of “Certain Management or Highly Compensated Employees”
e.    Paragraph 1(C) of “Eligibility”
f.    Sentence preceding “Schedule of Payments”
g.    “Beneficiary Designation” paragraph
h.    Paragraph 3 of Exhibit A
i.    Title of Addendum I

4.    Effective January 1, 2013, the definition of “Retirement Plan” is amended to read as follows:

Retirement Plan. The DTE Energy Company Retirement Plan. The Retirement Plan is a defined benefit pension plan sponsored by DTE Energy Corporate Services, LLC for eligible employees.

5.    Effective January 1, 2013, the third paragraph of “Non-Secured Promise; Amendments” in Appendix A is amended by replacing “The Detroit Edison Company” with “DTE Energy Company.”

6.    Effective as of the date this Third Amendment is adopted, Section 6.01(a) is amended to read as follows:

(a)    The Committee shall direct the Company to distribute each Participant’s Vested Account in accordance with the Participant’s distribution election unless the Plan provides otherwise. The distribution election shall provide for payment in either (i) annual installments over a period not less than two years and not more than 15 years, in one-year increments, or (ii) a lump sum distribution. If no distribution election is on file with the Committee, the Participant’s Vested Account shall be distributed in a single lump sum.

7.    Effective January 1, 2016, Section 2.04 is amended to read as follows:

2.04    “Annual Cash Bonus” means the annual incentive compensation payable in the Plan Year under the DTE Energy Company Annual Incentive Plan, the DTE Energy Executive Performance Plan, any similar annual incentive plan of an Affiliated Company, or any successor plan thereto.

8.    Effective as of the date this Third Amendment is adopted, the first two sentences of Section 10.03 are amended to read as follows:

10.03.    Right to Accelerate. The Committee in its sole discretion may accelerate all Pre-2005 Benefits upon termination of the Plan, and pay such benefits in a single lump sum. The Committee may accelerate payment of Post-2004 Benefits upon termination of the Plan only as permitted by Code Section 409A and the related Treasury Regulations.

9.    Effective as of the date this Third Amendment is adopted, Section 12.07 is amended to read as follows:

12.07.    Successors. In the event of any consolidation, merger, acquisition or reorganization of the Company, the obligations of the Company under this Plan shall continue and be binding upon the Company and its respective successors.

10.    Effective as of the date this Third Amendment is adopted, Section 14.05 is amended to read as follows:

14.05.    Liability. Upon and at all times after a Change in Control, the Company shall be liable for all obligations under the Plan to each employee covered by the Plan, regardless of the corporation by which such employee is employed.

11.    Effective as of the date this Third Amendment is adopted, in Appendix A, the third sentence of the definition of “Company” in the “Definition” section is amended to read as follows:

Where the context refers to any liability for the payment of any benefit to an eligible participant or beneficiary thereof, the term "Company" means DTE Energy Company.

12.    Effective as of the date this Third Amendment is adopted, in Appendix A, the last sentence in the “Payment Calculation” section, immediately preceding the “Schedule of Payments” section, is amended to read as follows:

Each payment under this Plan will be reduced by any federal, state, or local taxes that DTE Energy Company determines should be withheld from the payment.

13.    Effective as of the date this Third Amendment is adopted, in Appendix A, the first three paragraphs of the “Non-Secured Promise; Amendments” section are revised to read as follows:

Non‑Secured Promise; Amendments

Eligible participants have the status of general unsecured creditors of DTE Energy Company. This Plan constitutes a promise by DTE Energy Company to make benefit payments in the future. DTE Energy Company intends that this Plan be unfunded for tax purposes and for purposes of Title I of ERISA. DTE Energy Company intends that this Plan be maintained primarily for a select group of management or highly compensated employees.

Payments as they become due under the Plan to or in respect of a Company's former employees shall be paid by DTE Energy Company from its general assets; provided, however, that no provision of the Plan shall preclude DTE Energy Company from segregating assets which are intended to be a source for payment of benefits under the Plan.

The Organization and Compensation Committee of the DTE Energy Company Board of Directors reserves the right to amend, modify, or discontinue this Plan at any time; provided, however, that no such amendment, modification, or termination shall adversely affect the rights of participants or beneficiaries who are receiving or are immediately eligible to receive benefits from this Plan at the time of such amendment, modification, or termination, without such person's prior written consent.

DTE Energy Company has caused this Third Amendment to be executed on the 3rd day of February, 2016.

DTE ENERGY COMPANY

/S/ Larry E. Steward
________________________________
Larry E. Steward
Senior Vice President, Human Resources

Third Amendment to January 1, 2005 Amended and Restated ESRP – Page 1 of 1